Exhibit 10.40

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

Community West Bank

Executive Vice President & Chief Operating Officer

This Employment and Confidentiality Agreement (the "Agreement") is made and entered into as of December 1, 2014 (the "Effective Date") by and among Community West Bank, NA (“Bank”) a wholly owned subsidiary of Community West Bancshares, Community West Bancshares, a California corporation (“Parent”) and Charles Kohl ("Executive").

Witnesseth

Whereas the Bank is a California national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted, with its principal place of business located at 445 Pine Street, Goleta, California 93117;

Whereas the Bank desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business;

Whereas the parties desire to enter into this Agreement;

Whereas the parties hereto desire to specify the terms of Executive's employment by the Bank and Company as controlling Executive's employment at the Bank;

Now, therefore, in consideration of the representations, warranties, and mutual covenants set forth in this Agreement, the following terms and conditions shall apply to Executive's employment with the Bank on and after the Effective Date:

1. ARTICLE 1- EMPLOYMENT AND TERM

1.1. Employment. The Bank shall employ Executive as the Bank's Executive Vice President and Chief Operating Officer (the "Position"), and Executive accepts such employment, in accordance with the terms and conditions set forth in this Agreement. The place of Executive's employment under this Agreement shall be in Goleta, California, or at a location determined by the Board of Directors of the Bank (the "Board of Directors").

1.2. Term. The term of employment under this Agreement ("Initial Term") shall commence on the Effective Date and end on November 30, 2015, subject to early termination, provided in Article 4, below.  “Term” shall refer to the entire period of employment of Executive by Bank, commencing with the Effective Date, whether for the Initial Term, the Renewal Term as provided for in Section 1.3 below or whether terminated earlier as provided for in this Agreement.

1.3. Renewal. Upon the expiration of the Initial Term, Executive's employment under this Agreement shall automatically renew for a successive period of twelve (12) months ("Renewal Term"), and upon expiration of any subsequent Renewal Term shall automatically renew for a successive period of twelve (12) months; unless, at least three (3) months before the expiration of the Initial Term and any Renewal Term, as applicable, either (a) the Board provides written notice of non-renewal to Executive; or, (b) Executive provides written notice of non-renewal to Bank. Unless notice of non-renewal is provided, each party shall negotiate in good faith the terms and conditions for any Renewal Term of this Agreement.

1.4. Policies and Regulations. Executive shall observe, comply with and be bound by all of the policies, rules and regulations established by the Bank with respect to its executives and otherwise, all of which policies, rules and regulations are subject to change by the Bank from time to time.

2. ARTICLE 2- DUTIES OF EXECUTIVE

2.1. Powers. At all times Executive shall be empowered by and subject to the powers and authority of the Board of Directors and the Bank's shareholders. Executive shall report directly to the Bank's President and Chief Executive Officer (the "CEO").

2.2. Duties.

(a) Executive Vice President and Chief Operating Officer of Bank. Executive shall have the title of Executive Vice President and Chief Operating Officer of the Bank and directly or through subordinate supervision, shall take a leadership role in building, implementing, and overseeing systems, processes, workflows, and procedures to effectively grow the organization. Working closely with the CEO, the Executive is responsible for technical and operational activities on a day-to-day basis, as well as formulation of strategies and business plans to achieve the Bank's long range objectives in accordance with the Position. The COO plays a critical role in planning, shaping, and guiding the future growth and development of the Bank. Executive agrees to render such services and perform such duties (the "Duties") in connection with all aspects of Bank's business as may be required by the Board of Directors and/or the CEO. Executive shall perform these Duties, and the Specific Duties as defined in Section 2.3, faithfully, diligently, to the best of Executive's ability and in the best interests of the Bank, consistent with the highest standards of the banking industries and in compliance with all applicable laws, rules, regulations, and policies applicable to the Bank, including, but not limited to, the Federal Deposit Insurance Act, as amended, and all regulations thereunder, and the Bank's Articles of Association and Bylaws.

2.3. Specific Duties and Essential Functions. Without limiting any of Executive's Duties and obligations under Section 2.2, above, Executive agrees to undertake and perform all duties required of the Position (the "Specific Duties"), including, but are not limited to each of the following:

•	Work closely with the President/CEO to develop and accomplish goals and strategic plans established by the Board of Directors and company executives.

•	Management responsibility for the strategic planning process and implementation of the plan.

•	Provide clear directions on strategic goals, translating and prioritizing them into business and performance measures.

•	Ensure strategic objectives are translated into tactical business plans with mechanisms for key measurements in place to monitor progress to completion.

•	Contribute to the development of business unit strategy by providing a view on potential improvement for products or services and an assessment of the existing situation and anticipated changes in the external environment.

•	Develop and implement plans for the operational infrastructure of operating systems, processes, and personnel designed to accommodate the growth objectives of the Bank. Ensure that business projects are delivered in line with directions from Management.

•	Develop and establish operating policies consistent with the Bank’s broad policies and objectives to insure execution.

•	Coordinate the efforts of the different operational areas under management to ensure minimal duplication of efforts, maximum efficiency & effectiveness, and maximum value.

•	Ensure that a proper infrastructure (building, systems, and staff complement) is maintained and developed for the Bank.

•	Spearhead the development, communication, and implementation of effective growth strategies and processes; driving the achievement of sales, profitability, business goals, and objectives.

•	Maintain knowledge of market and industry trends, competitors, and all aspects of the market.

•	Establish and monitor key performance indicators for management of the assigned departments.

•	Direct the development and establishment of adequate and equitable personnel policies throughout the organization, including compensation policies, employee benefit plans, training and career pathing.

•	Lead, inspire and coach a team of high caliber professionals, creating succession to key roles and enhancing the Bank’s management capability.

•	Foster a success-oriented, open, and accountable environment within the Bank.

•	Represent the Bank with clients, prospects, investors, and business partners.

•	Assist the CEO and the Board of Directors in accomplishing the activities to comply with the Bank's Strategic & Capital Plan.

•	Serve as a member of the Executive Management Team

2.4. Conflict of Interests. Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which create an actual or apparent conflict with the Bank's interests. Any determination as to a conflict of interest will be made by the Board of Directors in good faith.  Further, Executive shall not engage in any activity that would impair Executive's ability to act and exercise independent judgment in the best interests of Bank.

2.5. Exclusive Services. During employment by the Bank, Executive shall not, without the express prior written consent of the Board of Directors, engage directly or indirectly in any outside employment or consulting of any kind, whether or not Executive receives remuneration for such services. Nothing in this Section 2.5 shall prohibit Executive from providing volunteer consulting services (the "Volunteer Services") through established non-profit or charitable organizations in furtherance of such organization's purposes, so long as such Volunteer Services do not materially interfere with Executive's performance of Executive’s Duties and obligations under this Agreement.

3. ARTICLE 3 - COMPENSATION. As the total consideration for the services that Executive renders under this Agreement, Executive shall be entitled to the following:

3.1. Base Salary. Effective December 1, 2014, the Bank shall pay Executive a Base Salary (“Base Salary”) of one hundred eighty thousand dollars ($180,000) per year, less income tax and other applicable withholdings. Executive’s Base Salary will be reviewed against the market every year and adjusted as warranted in the sole discretion of the Board of Directors. Base Salary shall be paid in accordance with Bank's regular payroll practices.

3.2. Annual Bonus. Executive shall be eligible to receive an annual bonus, at an amount, if any, determined by the Board of Directors, in its sole discretion. If it is determined that a Bonus will be paid Executive for any calendar year, the Bonus (the “Bonus”) will be paid at or near the close of the calendar year, but no later than sixty (60) days after year-end. Executive acknowledges and agrees that nothing in this Agreement or the Bank's general policies shall require the Bank to pay Executive a Bonus for any year, to pay Executive a Bonus in particular amount for any year, or to pay Executive a Bonus by reason of the Bank's payment of a Bonus to any other executives of the Bank.

3.3. Equity.  Executive will be eligible to be considered for participation in the equity programs of the Company at the discretion of the Bank.

3.4. Deferred Compensation.

(a) Deferred Compensation. The Bank hereby establishes a balance sheet liability account for the benefit of Executive (the “Deferred Account”). The provisions of this Section 3.4 shall control all obligations of the Bank with respect to all amounts credited to the Deferral Account.

(i)	Monthly Credits. Subject to the provisions of Section 3.4(b)(ii) below, beginning as of December 1, 2014 and continuing throughout the Term, including any Renewal Term, of this Agreement, the Bank shall credit to the Deferral Account on the last day of each calendar month an amount equal to the product of (A) 1% and (B) the Executive’s Base Salary in effect at the time; provided that in no event shall the Bank be obligated to credit any amount to the Deferral Account with respect to any month unless Executive is employed by the Bank under this Agreement as of the last day of such calendar month.

(ii)	No Credit During Disability. Notwithstanding anything in this Agreement to the contrary, the Bank shall not be obligated to credit any amount to the Deferral Account under Section 3.4(a)(i) above with respect to any period during which Executive is disabled (as defined in Section 4.6 below). Notwithstanding the foregoing, interest shall accrue on the balance of the Deferral Account during any period during which Executive is disabled at the rate set forth in Section 3.4(b) below.

(iii) All provisions outlined in the deferred compensation portions of this Agreement will vest 100% at Change in Control (as defined in Section 3.4(d) below.

(b) Interest Accrual. The Bank shall credit to the Deferral Account at the end of each calendar month interest on the balance of the Deferral Account at such date at a rate equal to the then current rate offered by the Bank on a six (6) month certificate of deposit. Interest shall continue to accrue on the balance in the Deferral Account so long as any amounts remain credited to the Deferral Account and unpaid to Executive.

(c) Payment of Deferral Amounts.

(i)  No Payment if Termination of Employment Prior to Normal Retirement Age or the later of 5 years of service. Except as provided in Section 3.4(d) below, if Executive's employment under this Agreement terminates for any reason other than only Executive's death or disability prior to the date on which he attains Normal Retirement Age or the later of 5 years of service, the Bank shall have no obligation to pay any amount to Executive with respect to any amounts credited to the Deferral Account whether pursuant to this Agreement or otherwise. Normal Retirement Age means the latter of (A) the Executive’s attainment of age 65, or (B) the 5th anniversary of the Effective Date hereunder.

(ii)  Payment After Normal Retirement Age. Subject to the provisions of Section 3.4(c)(i), above, at such time as Executive attains Normal Retirement Age, whether or not he is then employed with the Bank, the Bank shall make payments to Executive with respect to amounts credited to the Deferred Account as follows:

(A) Beginning on the first day of the 13th calendar month after Executive attains Normal Retirement Age, the Bank shall pay to Executive the Deferred Account in a series of five equal annual amounts.  Executive may change the amount and the time for payment of any amounts under this Section 3.4(c)(ii)(A) so long as such change is made in compliance with the election and other requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(B) The parties intend that the provisions of Section 3.4(c)(ii)(A) provide for the payment of the Deferred Account balance at a specified time (or pursuant to a fixed schedule) within the meaning of Section 409A(a)(2)(A)(iv) of the Code.  Such series of payments is to be treated, at all times and for all purposes, as an entitlement to a series of separate payments.

(iii)  Payment on Executive's Disability. If the Bank terminates this Agreement by reason of Executive's Disability (as defined in Section 4.6 below), the Bank shall pay to Executive an annual amount at a rate of up to $50,000 per year.  Executive may change the amount and the time for payment of any amounts under this Section 3.4(c)(ii)(A) so long as such change is made in compliance with the election and other requirements of Section 409A of the Code until all amounts credited to the Deferral Account have been paid to or for the account of Executive.  Notwithstanding the foregoing, once Executive attains age 66, the amounts payable by the Bank to Executive shall be determined under Section 3.4(c)(ii) above and not this Section 3.4(c)(iii). If Executive dies after the Bank has commenced paying his amounts under this Section 3.4(c)(iii), the Bank shall pay to Executive's Designated Heirs (as defined below) in accordance with the provisions of Section 3.4(c)(iv), below, the balance in the Deferred Account on the date of Executive's death.
Executive may change the amount and the time for payment of any amounts under this Section 3.4(c)(ii)(A) so long as such change is made in compliance with the election and other requirements of Section 409A of the Code.

(iv) Payment on Executive's Death. If Executive dies prior to the Bank's payment to Executive of all amounts credited to the Deferral Account, the entire balance of the Deferral Account on the date of Executive's death shall be paid by the Bank to Executive's Designated Heirs (as defined below) within thirty (30) days after the later of(A) the date of the delivery to the Bank of written notice of Executive's death or (B) the date on which the Bank receives a court order or written instructions from legal counsel for Executive or Executive's estate reasonably acceptable to the Bank authorizing and confirming the payment of the account balance to the Designated Heirs. Set forth in Exhibit A hereto is a schedule of Executive's heirs (the "Designated Heirs") for purposes of this Agreement. Executive may change the Designated Heirs at any time and from time to time; provided that the Bank shall not be bound by any change to the Designated Heirs unless and until the Bank has received written notice of the change.

(v) Termination of Payment Obligation. The Bank shall have no obligation to pay Executive any amounts under this Section 3.4(c) on or after the date on which the Bank has paid to Executive the entire amount credited to the Deferral Account.

(vi) Performance of Services. All amounts credited to the Deferral Account under this Section 3.4 are deemed credited with respect to services performed or to be performed by Executive under this Agreement after the Effective Date.

(d) Vesting on Change in Control.  All provisions outlined in the deferred compensation portions of this Agreement will vest 100% at Change in Control as defined herein.

Change in Control Definition: Change in Control (the “Change in Control”) means a change in control of the Bank or Parent of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “Act”), whether or not the Bank or Parent is then subject to such reporting requirement; provided Change in Control shall be deemed to have occurred if:

(i)  any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Act), directly or indirectly, of securities of the Bank or Parent representing 51% or more of the combined voting power of the Bank’s or Parent’s then outstanding securities; or

(ii) the Bank or Parent is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or

(iii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Bank or Parent (including for this purpose any new director whose election or nomination for election by the Bank’s or Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

Notwithstanding the foregoing provisions of this Section, Change in Control will not be deemed to have occurred solely because of the acquisition of securities of the Bank or Parent (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Bank or Parent for its employees.

(e) Tax Election. To the extent that this Agreement or the provisions of this Section 3.4 constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, Executive hereby makes an irrevocable election as to the payment of any deferred compensation in accordance with the provisions of this Section 3.4.

(f) Status of Deferred Account. Executive agrees that the Bank shall establish and maintain the Deferral Account only as a balance sheet liability account and that the Bank shall have no obligation to deposit or maintain any cash or other assets in a separate or segregated account for the benefit of Executive.

3.5. 401K Plan. Subject to Executive's compliance with the eligibility and other terms and conditions of the Bank’s 401(k) Plan (the “Plan”), Executive will be eligible to participate In the Bank's 401(k) Plan.

3.6. Bank Executive Benefits. Subject to Executive's satisfaction of any eligibility requirements, Executive shall be eligible to participate in other Bank employee benefit plans, for both Executive and family (including medical, dental, vision, prescription plan, life insurance, and short-term disability benefits) generally provided by the Bank to its senior executives. In all events, the Bank's liability to Executive shall be limited to the amount of premiums payable by the Bank to obtain the coverage(s) contemplated herein. Nothing in this Section 3.6 or any other provision of this Agreement shall prohibit the Bank from, or limit the right of the Bank to, changing or modifying the terms of any of the foregoing employee benefit plans or terminating any of such plans.

3.7. Vacation. Executive shall be entitled to vacation time of not more than four (4) weeks per year. Executive shall be entitled to accumulate up to six (6) weeks of accrued vacation, after which additional vacation will not accrue. The Bank shall not be obligated to pay or reimburse Executive at the end of any calendar year any amount for any unused vacation time. The Bank shall pay or reimburse Executive at the end of the Term or any Renewal Term after which there is no further Renewal Term, for any unused vacation time.

3.8. Reimbursement for Expenses. The Bank shall reimburse Executive for any and all reasonable business expenses incurred by Executive on behalf of Bank in the performance of this Agreement, approved expenditures to be determined by the Board of Directors (the "Business Expenses"). A reimbursable Business Expense shall be of a nature qualifying it as a proper business expense deduction on the federal and state income tax returns of the Bank. Executive must be able to furnish adequate records and any other documentary evidence as may be required by Federal and State statues.  If such expenses are disallowed Executive agrees to reimburse Bank.

4. ARTICLE 4- TERMINATION

4.1. Termination At Will. Notwithstanding anything to the contrary herein, the Bank may terminate this Agreement at any time and for any reason, with or without cause, in accordance with the provisions of this Section 4. Except as otherwise specifically provided in this Agreement, such termination shall be effective either immediately upon receipt of notice of termination by Executive from the Bank or at such later date as the Bank may specify in the notice of termination. Notwithstanding anything in this Agreement to the contrary, the Bank shall have no obligation to continue Executive's employment under this Agreement for any period or any particular period.

4.2 Involuntary Termination or Non-Renewal; Without Cause.

(a)   If Executive’s employment is terminated under the provisions of this Agreement and such termination is not within one year following a Change in Control, Executive shall receive:

(i)  any incentive compensation earned but not yet paid, and

(ii)   reimbursement of expenses incurred  but not yet reimbursed.

(iii)  three months (3) months of Executive’s annual base salary as in effect on the date the Term of Employment ends.

(b)  During the twelve (12) month period commencing upon a termination of employment under the terms of this Agreement, Executive (and, where applicable, his dependents) shall be entitled to continue participation in the group insurance health plans maintained by the Bank through “ COBRA” the Consolidated Omnibus Budget Reconciliation Act of 1986 or health insurance programs with Bank contributing it’s portion of cost of premium to executive as if he were still an employee.  The foregoing notwithstanding, in the event that Executive becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by the Bank under Section 3.6 shall terminate immediately. Any group health continuation coverage that the Bank is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) shall commence when coverage under this Agreement terminates.

(c) Except as provided in this Agreement or required by law, all of Executive’s employee benefits and compensation shall cease on the last day on which Executive performs services as an employee of the Bank.

(d) Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement (whether by seeking new employment or otherwise) and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(e) Deferred Compensation. If applicable, the Bank shall pay Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c), above.

4.3. Termination by the Bank for Cause. The Bank may terminate this Agreement at any time for "cause" (as defined below) by giving to Executive ten (10) days prior written notice of termination.

(a) Definition of Cause. For purposes of this Section 4.3, the term "cause" means only:

(i)  conviction of or confession by Executive to theft, fraud, or embezzlement including, but not limited to, against the Bank;

(ii) Executive's refusal or failure, after specific written notice and demand by the Bank, to diligently perform services for the Bank as required by Article 2 hereof;

(iii) Executive's breach or violation of any material written policy or regulation of the Bank, including, but not limited to, any written policy or regulation dealing with sexual harassment, discrimination based on age, sex, race, religion or other protected category, illicit drugs, and environmental protection matters;

(iv) Executive's willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses);

(v)Executive's taking of any material action which requires the prior approval of the Board of Directors without such approval; and

(vi) Executive's breach of or failure to perform any of his fiduciary duties to the Bank or Parent or to any of the Parent’s shareholders which involves personal profit to Executive or such shareholders.

(b) Notice of Termination. If the Bank proposes to terminate this Agreement under clause (a)(i) above, this Agreement shall terminate automatically at the end of such 10-day period and the Bank shall have no further obligation to give Executive any further notice of termination. If the Bank proposes to terminate this Agreement under any of Section 4.3(a) above, this Agreement shall terminate automatically at the end of such 10-day period and the Bank shall have no further obligation to give Executive any further notice of termination unless Executive has cured, to the reasonable satisfaction of the Bank, during such 10-day period the alleged cause of termination and the Bank provides Executive written notice of its acceptance of such cure. Notwithstanding anything in this Agreement to the contrary, if the Bank proposes to terminate this Agreement for cause under this Section 4.3, so long as the Bank provides Executive a reasonable opportunity to cure any alleged cause, if the Bank is required to do so, the Bank may terminate this Agreement as of the date of the initial notice of termination and pay Executive an additional ten (10) days of severance compensation.

(c) Compensation.

(i)  Earned Compensation. Executive shall have the right to receive compensation which has already vested or been earned as of the date of termination of this Agreement under this Section 4.3.

(ii) Deferred Compensation. If applicable, the Bank shall pay Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c), above.

(d) Benefits.

(i)  Earned Benefits. Executive shall have the right to receive benefits which have already vested or been earned as of the date of termination of this Agreement under this Section 4.3, unless expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

(ii)  Additional Benefits. Executive shall be entitled to receive only the right to participate in the Bank's medical plan in accordance with the provisions of COBRA; provided that Executive shall be responsible for paying all applicable insurance premiums and the Bank shall have no obligation to pay any such premiums.

4.4. Termination by Executive on Other Event.

(a) Right to Terminate. Executive may terminate this Agreement at any time upon the occurrence of an Other Event (as defined below) by giving to the Bank sixty (60) days prior written notice of termination. Executive must deliver his notice of termination under this Section 4.4(a) within sixty (60) days after the occurrence of any Other Event specified below. Executive shall specify in reasonable detail in such notice of termination the basis for the claim that the Bank has breached or failed to perform any of its material obligations or covenants. This notice of termination must set forth in reasonable detail the facts and circumstances that support Executive's claim of right to terminate this Agreement under this Section 4.4.

(b) Definition. For purposes of this Agreement the term "Other Event" shall mean the Bank's breach or failure to perform any of its material obligations or covenants under this Agreement, and either the Bank's failure to cure such breach or failure of performance within the 15-day period specified in Section 4.4(c) below, or the continuation of such breach or failure of performance after such 15-day period without Executive's written consent.

(c) Right to Cure. The Bank shall have an opportunity to cure said breach or failure of performance within fifteen (15) days of Bank's receipt of written notice specifying the material breach and the opportunity for Bank to resolve said breach.

(d) Compensation.

(i) Earned Compensation. Executive shall have the right to receive compensation which has already vested or been earned as of the date of termination of this Agreement under this Section 4.3.

(ii) Deferred Compensation. If applicable, the Bank shall pay Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c), above.

(e) Benefits.

(i)  Earned Benefits. Executive shall have the right to receive benefits which have already vested or been earned as of the date of termination of this Agreement under this Section 4.3, unless expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

(ii) Additional Benefits. Executive shall be entitled to receive the Benefits specified in Section 4.2, above, in accordance with and subject to the terms of such Section.

4.5. Termination on Death of Executive. This Agreement shall terminate automatically upon Executive's death.

(a) Compensation. The Bank shall pay to Executives’ beneficiary or beneficiaries or estate, as the case may be:

(i)the compensation which has been earned through the date of termination of this Agreement under this Section 4.5; and

(ii) the balance in the Deferral Account in accordance with the provisions of Section 3.4(c)(iv), above.

(b) Benefits. Executives’ beneficiary or beneficiaries or estate, as the case may be, shall have the right to receive benefits which have already vested or been earned as of the date of termination of this Agreement under this Section 4.6, unless expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

4.6. Termination on Mental or Physical Disability of Executive.

(a) Right to Terminate. If Executive is found to have a Disability (as defined in Section 4.6(b) below) that renders him incapable of performing Executive's Duties and/or Specific Duties for a period of thirty (30) consecutive days, or a cumulative period of one hundred twenty (120) days in any one (1) calendar year, the Bank, acting in good faith, may terminate this Agreement as of the termination date specified in a written notice of termination delivered to Executive, except that there is no minimum Notice Period requirement.

(b) Definition of Disability. For purposes of this Agreement only, Executive shall be considered disabled and shall be considered to have a disability (a “Disability”) if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive’s employer.

(c) Compensation.

(i)  Earned Compensation. Executive shall have the right to receive compensation which has already vested or been earned as of the date of termination of this Agreement under this Section 4.6.

(ii) Deferred Compensation. If applicable, the Bank shall pay Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(c)(iii) above.

(d) Benefits.

(i)  Earned Benefits. Executive shall have the right to receive benefits which have already vested or been earned as of the date of termination of this Agreement under this Section 4.6, unless expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

(ii) Additional Benefits. Executive shall be entitled to receive the Benefits specified in Section 4.2, above, in accordance with and subject to the terms of such Section.

(e) Dispute re Disability. If there should be a dispute between the Bank and Executive as to Executive's physical or mental Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist mutually agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Santa Barbara County Medical Association.  Such physician or psychiatrist shall be instructed to make the determination in accordance with the definition of Disability set forth in Section 4.6 hereof.

4.7. Termination on Change in Control.

(a)   If, within one year following a Change of Control, Executive’s employment is terminated under the provisions of this Agreement or as a result of the Bank’s election not to extend this Agreement and the Term of Employment pursuant to this Agreement, Executive shall receive:

(i)   The sum of twelve months (12) months of the Executive’s annual Base Salary under Section 6(a) hereof as in effect on the date the Term of Employment ends,

(ii)   any incentive compensation earned but not yet paid, and

(iii)   any expenses incurred under this Agreement but not yet reimbursed.

(b)  The payment to which Executive is entitled pursuant to this Agreement shall be paid in a single installment within forty-five (45) days of his termination with no percent value or other discount or, at Executive’s option, on a deferred basis with no premium.

(c) During the twelve months (12) month period commencing on the date his Term of Employment ends under this Agreement, Executive (and, where applicable, his dependents) shall be entitled to continue participation in the group health insurance plans maintained by the Bank the Consolidated Omnibus Budget Reconciliation Act of 1986 under “COBRA”, or health insurance programs with Bank contributing it’s portion of cost of premium to executive as if he were still an employee of the Bank. Where applicable, Executive’s salary for purposes of such plans shall be deemed to be equal to his annual Base Salary in effect immediately prior to his termination.  The foregoing notwithstanding, in the event that Executive becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by the Bank under this Section 4.2 shall terminate immediately. Any group health continuation coverage that the Bank is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) shall commence when coverage under this Section 4.2 terminates.

(d) Except as provided in this Agreement or required by law, all of Executive’s employee benefits and compensation shall cease on the last day on which he performs services as an employee of the Bank.

(e) Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement) (whether by seeking new employment or otherwise) and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(f) Notwithstanding any other provision of this Agreement, the Bank shall not be required to make any payment or property transfer to, or for the benefit of, Executive (under this Agreement or otherwise) that would be nondeductible by the Bank by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or that would subject Executive to the excise tax described in Section 4999 of the Code.

(g) Deferred Compensation. If applicable, the Bank shall pay Executive the balance in the Deferral Account in accordance with the provisions of Section 3.4(d) above.

4.8. Clawback Right.

(a)  To the extent permitted under controlling state and federal law, if at any time, either before or after Executive’s resignation or termination (for any reason) of employment with the Bank under Section 4.2, above, or otherwise, it is determined that any of the circumstances described in this Section 4.8(b) apply, then the Bank shall have the following rights (the “Clawback Rights”):

(i) To deem as forfeited any and all payments and benefits or other amounts to which Executive has, may have, or may claim to have, a right to receive under this Agreement;

(ii) To recover from Executive or require Executive to reimburse the Bank for any and all payments and benefits or other amounts already paid to Executive under this Agreement, and

(iii) To recover any amount described in this Agreement.

(b)  The Bank’s Clawback Rights shall apply in the following circumstances:

(i) The Bank determines that during Executive’s employment with the Bank Executive engaged in conduct that would constitute “Cause” under the terms of this Agreement, or subsequently resulted in Executive’s felony conviction or entry of a guilty plea or plea of no lo contendere to a felony charge as a result of such conduct.

(ii) In addition to any recovery triggered under this Agreement, if the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under applicable law, and such restatement results in Executive have been paid an incentive payment or bonus payment larger than that which would have been due based on the accounting restatement, then the Bank shall be entitled to recover from Executive the excess of any incentive payment or bonus payment paid to Executive during the 3-year period preceding the date on which the Bank is required to prepare the accounting restatement, over the amount of the incentive payment or bonus which should have been paid based on the restated financial reports during such 3-year period.

5. ARTICLE 5- CONFIDENTIALITY AND NON-SOLICITATION

5.1. Confidentiality and Trade Secrets. Executive acknowledges that, in the course of his employment with the Bank, Executive will acquire information about the Bank's borrowers and customers, and about the terms and conditions of Bank business plans, transactions, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas analyzing assets portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Bank and related companies, information contained in electronic or computer files, financial information, salary and wage information, and other information that is designated by the Bank or its affiliates to be confidential or that Executive knows or should know is confidential information provided by third parties and that the Bank or its affiliates are obligated to keep confidential as well as other proprietary information of the Bank or its affiliates ("Confidential Information"). Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Bank. Executive agrees not to disclose any Confidential Information, either during the Term or thereafter, directly or indirectly, under any circumstances or by any means, to any third person or party without the prior written consent of the Bank.

5.2. Non-Solicitation of Executives. Except as permitted by the prior written consent of either the President/CEO of the Bank or the Chairman of the Board of Directors, during the one (1) year period following the termination date, Executive shall not directly or indirectly solicit for employment or for independent contractor work any employee of the Bank, and shall not encourage any such employee to leave the employment of Bank.

5.3. Non-Solicitation of Customers. During the one (1) year period following the termination date, Executive shall not directly: (a) solicit business from any present or potential customers of the Bank; (b) encourage any such customers to stop using the facilities or services of the Bank; or (c) encourage any such customers to use the facilities or services of any competitor of the Bank.

5.4. Parent to Benefit from Provisions. To the extent any provisions of this Article 5 relate in any way to Confidential Information and trade secrets of the Bank or the Parent, then the obligations of Executive set forth herein shall also extend to the Parent and inure to its benefit.

6. ARTICLE 6- BANK'S OWNERSHIP IN EXECUTIVE'S WORK

6.1. Bank's Ownership. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Executive's employment with the Bank, either alone or jointly with others, or relating to the Bank or to the banking industry ("Bank's Work"), and any written record that Executive may maintain of Bank's Work, shall be owned exclusively by the Bank. Executive hereby assigns to Bank, all of Executive's right, title, and interest, if any, in such intellectual property defined as Bank's Work. Executive shall furnish to Bank any and all such records pertaining to Bank's Work, immediately upon request. Notwithstanding anything in this Section 6.1 to the contrary, any inventions, discoveries, improvements, trade secrets, formulas, techniques, processes and know-how conceived or developed by Executive solely while providing Volunteer Services (as defined in Section 2.5, above) shall not be considered Bank’s Work.

6.2. Return of Bank's Property and Materials. Upon termination of his employment with the Bank, Executive shall deliver to the Bank all Bank property and materials that are in Executive's possession or control, including Bank's Work, within five (5) calendar days.

6.3. Bank to Benefit from Provisions. To the extent any provisions of this Article 6 relate in any way to information, property, rights, projects, ventures, or inventions of the Bank, then the obligations of Executive set forth in this Article 6 shall also extend to the Bank and inure to its benefit.

7. ARTICLE 7- ARBITRATION

7.1. Obligation to Arbitrate. If any dispute, controversy or claim arises out of or relates to this Agreement, such dispute, controversy, or claim shall be settled by binding arbitration only, in accordance with the Rules of the American Arbitration Association (“AAA”) or legal principles and damages according to California Law, and shall be selected by and agreed upon by both parties. Judgment upon the arbitrator's award shall be entered in the jurisdiction thereof. The arbitrator shall determine which party is the prevailing party and shall include in the award, the prevailing party's actual attorney's fees and costs. The arbitrator shall have no authority to grant either punitive or consequential damages to any party. Nothing in this Article 7 shall prohibit or limit the right of the Bank to commence suit or other judicial proceedings seeking injunction or other equitable relief in the event of Executive's breach or threatened breach of any of his obligations under any of Sections 5 or 6 of this Agreement.

7.2. Arbitrator. If the parties cannot agree upon the selection of the arbitrator within ten (10) days of written demand upon the other, the parties shall choose from a list to be provided by the main Los Angeles office of the AAA using the strike method, with the first to strike being determined by the flip of a coin and proceeding alternatively until one arbitrator remains.

7.3. Fee Deposit. As soon as practicable after selection of the arbitrator, the arbitrator or its designated representative shall determine a reasonable estimate of anticipated fees and costs setting forth that parry's pro rata share of said fees and costs. Thereafter, each party shall, within ten (10) days of receipt of said statement, deposit said sum with the arbitrator.

7.4. Hearing Schedule. Unless the parties or the arbitrator agree otherwise, within one hundred and twenty (120) days of the selection of the arbitrator, a hearing shall be conducted at a time and a place in Santa Barbara County agreed upon by the parties.

7.5. Award. Unless the parties or the arbitrator agree otherwise, within thirty (30) days of conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator's award. The Award of the arbitrator shall be final, binding, and non appealable, except as otherwise permitted by California law, and may be enforced by obtaining a final judgment in any court of competent jurisdiction.

8. ARTICLE 8- MISCELLANEOUS

8.1. Parent as a Party. Parent is a party to this Agreement solely for purpose of receiving the benefits of Sections 5, 6 and 8 hereof. Parent shall have no liability or obligation to Executive with respect to the Bank's performance or non-performance of any of its obligations under this Agreement.

8.2. Injunctive Relief. Executive hereby acknowledges and agrees that it would be difficult to fully compensate the Bank for damages for a breach or threatened breach of any of the provisions of Sections 5 or 6 hereof. Accordingly, Executive specifically agrees that the Bank and/or Parent shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5 or 6 hereof and that such relief may be granted without the necessity of proving actual damages. The foregoing provision with respect to injunctive relief shall not, however, prohibit the Bank or Parent from pursuing any other rights or remedies available to the Bank or Parent for such breach or threatened breach, including, but not limited to, the recovery of damages from Executive or any third parties.

8.3. Authorized Representative of the Bank. Although Executive is an officer of the Bank, any and all actions and decisions to be taken or made by the Bank under this Agreement or with respect to the employment relationship described in this Agreement, and any and all consents, approvals and agreements permitted or required to be given or made on the part of the Bank under this Agreement, shall be made and accomplished by the Bank only through the actions taken, in writing, of its CEO or such other person or persons as the Board of Directors may from time to time designate.

8.4. Tax Advice. Executive represents and warrants to the Bank that he has sought and received independent professional advice concerning the treatment of the transactions contemplated by this Agreement under the Code, the rules and regulations promulgated thereunder by the Internal Revenue Service (the “IRS”), and the income tax laws of any other applicable taxing jurisdictions, and that he is not relying upon any representation, warranty or other statement made by the Bank, its counsel or anyone acting on behalf of the Bank with respect to such treatment or the structuring of the compensation payable under this Agreement as assuring any particular income tax treatment. Executive understands and agrees that neither the Bank, its counsel nor anyone acting on behalf of the Bank has made or is making any representation, warranty or other statement with respect to such income tax treatment.

8.5. Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed received (i) when personally delivered, or, (ii) if mailed, one (1) week after having been placed in the United States mail, registered, or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) if sent by facsimile, email or other form of electronic transmission, one (1) business day after the notice is transmitted to the facsimile number, email address or other address specified on the signature page of this Agreement, and the transmitting party either receives confirmation of transmission or does not receive notice of nondelivery.

8.6. Entire Agreement. This Agreement, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the parties. This Agreement supersedes and rescinds any and all prior oral and written agreements, understandings, negotiations, and discussions relating to the employment of Executive by Bank. This Agreement may not be modified, supplemented or amended by oral agreement, but only by an agreement in writing signed by Bank and Executive.

8.7. Amendment. This Agreement may be amended only in writing duly executed by all of the parties hereto. Notwithstanding anything in this Agreement to the contrary, any amendment to Section 3.4 of this Agreement shall be made in compliance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.  This Agreement is intended to company with Section 409A of the Code and shall be interpreted so that it is in compliance.  To the extent necessary to such compliance, any payment due under this Agreement otherwise payable by Bank may be delayed for six (6) months or such longer period of time, following the date of Executive’s termination as is necessary to fully comply with Section 409A of the Code.

8.8. Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, in the event of any termination of this Agreement, the rights and obligations of the parties under Sections 3.4, 4.2, 4.3(c), 4.3(d), 4.4(d), 4.4(e), 4.5(a), 4.5(b), 4.6(c), 4.6(d), 4.6(e), 4.7 and 4.8 and Articles 5, 6, 7 and 8 hereof shall survive such termination and shall continue in full for and effect until fully performed.

8.9. Waivers. All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to limit or exclude any other rights or remedies which the parties hereto may have. Neither party hereto shall be deemed to waive any rights or remedies under this Agreement unless such waiver be in writing and signed by such party. No delay or omission on the part of either party hereto in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

8.10. Successors and Assigns. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Bank, its successors and assigns, and upon Executive and Executive's heirs, executors, administrators and legal representatives. No party to this Agreement may delegate its or their duties hereunder without the prior written consent of the other party to this Agreement.

8.11. Governing Law. This Agreement is entered into in the State of California, and California law shall in all respects govern the validity, construction, and interpretation of this Agreement.

8.12. Attorney's Fees. In any arbitration, suit or other action between the parties seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such arbitration, suit or other action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and a reasonable attorney's fees. In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

8.13.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.14. Advice of Counsel.  Before signing this Agreement, Executive either (i) consulted with and obtained advice from his independent legal counsel in respect to the legal nature and operation of this Agreement, including its impact on his rights, privileges and obligations, or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

9. ARTICLE 9- RECEIPT OF AGREEMENT

9.1. Receipt of Agreement. Each of the parties hereto acknowledges that they have read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Confidentiality Agreement to be executed as of the Effective Date set forth above.

ACCEPTED AND AGREED:
EXECUTIVE

By: /s/ Charles Kohl
Name: Charles Kohl
Address for Notice:
25662 Shaw Place
Stevenson Ranch, CA  91381
Telephone: (661) 877-8609

COMMUNITY WEST BANK
A National Banking Association

By:  /s/ Martin E. Plourd
Martin E. Plourd, President & CEO

EXHIBIT A

DESIGNATED HEIRS

Set forth below is a list of the names and addresses of Executive's heirs to whom the Bank shall pay the balance of the Deferred Account in the event of Executive's death.

NAME	ADDRESS	PERCENTAGE INTEREST